Exhibit 4.1

S H L TELEMEDICINE LTD.

2021 EXECUTIVE AND KEY EMPLOYEE ISRAELI SHARE INCENTIVE PLAN

A. NAME AND PURPOSE

1.             Name: This plan, as amended from time to time, shall be known as the “S H L Telemedicine Ltd. 2021 Executive and Key Employee Israeli Share Incentive Plan” (the “Plan”).

2.             Purpose: The purpose and intent of the Plan is to provide incentives to executives, directors (whether executive or non-executive) and key employees of S H L Telemedicine Ltd., a company organized under the laws of the State of Israel, or any subsidiary thereof (the “Company”), by providing them with opportunities to purchase Ordinary Shares, nominal value of 0.01 New Israeli Shekel each of the company (the “Shares”), pursuant to a plan approved by the Board of Directors of the company (the “Board”) which is designed to benefit from, and is made pursuant to, (i) the provisions of either Section 102 or Section 3(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), as applicable, and the rules and regulations promulgated thereunder, or any other tax ruling provided by the tax authorities to the company, or (ii) with respect to non-Israeli residents, the applicable laws relevant in their respective country of residence.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3.              Administration:

3.1             The Board may appoint a committee (Compensation Committee or other committee of the Board), which will consist of such number of Directors of the company, as may be fixed from time to time by the Board. The Board shall appoint the members of said committee, may from time to time remove members from, or add members to, the committee and shall fill vacancies in the committee however caused. The Plan will be administered by such committee, or where not permitted according to the Companies Law, 1999 (the “Companies Law”), by the Board (collectively - the “Committee”).

3.2             The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to, or approved in, writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3             Subject to the general terms and conditions of this Plan and applicable law, the Committee shall have the full authority in its discretion, from time to time and at any time to determine (i) the persons (“Grantees”) to whom options to purchase Shares (the “Options”) shall be granted, (ii) the number of Shares subject to each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions, including any performance conditions, on which such Options may be exercised and on which such Shares shall be paid for, (v) rules and provisions as may be necessary or appropriate to permit eligible Grantees who are not Israeli residents to participate in the Plan and/or to receive preferential tax treatment in their country of residence, with respect to Options granted hereunder, and/or (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.4             Subject to the general terms and conditions of the Plan and the Ordinance, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine:

(a)            with respect to the grant of 102 Options (as defined in Section 5.1(a)(i) below) - whether the company shall elect the “Ordinary Income Tax Route” under Section 102(b)(1) of the Ordinance (the “Ordinary Income Route”) or the “Capital Gains Route” under Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) (each of the Ordinary Income Route or the Capital Gains Route - a “Taxation Route”) for the grant of 102 Options, and the identity of the trustee who shall be granted such 102 Options in accordance with the provisions of this Plan and the then prevailing Taxation Route.

In the event the Committee determines that the company shall elect one of the Taxation Routes for the grant of 102 Options, the company shall be entitled to change such election only following the lapse of one year from the end of the tax year in which 102 Options are first granted under the then prevailing Taxation Route; and

(b)            with respect to the grant of 3(9) Options (as defined in Section 5.1(a)(ii) below) - whether or not 3(9) Options shall be granted to a trustee in accordance with the terms and conditions of this Plan, and the identity of the trustee who shall be granted such 3(9) Options in accordance with the provisions of this Plan.

3.5             Notwithstanding the aforesaid, the Committee may, from time to time and at any time, grant 102 Options that will not subject to a Taxation Route, as detailed in Section 102(c) of the Ordinance (“102(c) Options”).

3.6             The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.7             The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive and binding on all parties who have an interest in the Plan or any Option or Share issuance thereunder unless otherwise determined by the Board.

4.             Eligible Grantees:

4.1             The Committee, at its discretion, may grant Options to any executive, director (whether executive or non-executive) and key-employee of the company. Anything in this Plan to the contrary notwithstanding, all grants of Options to office holders (i.e., "Nosei Misra", as such term is defined in the Companies Law) shall be authorized and implemented only in accordance with the provisions of the Companies Law.

4.2             The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other share option plan of the company.

5.             Grant of Options, Issuance of Shares, Dividends and Shareholder Rights:

5.1            Grant of Options and Issuance of Shares.

(a)            Subject to the provisions of the Ordinance and applicable law (it being understood that, unless otherwise determined by the Committee, the following shall not apply to Options granted to non-Israeli Grantees),

(i)             all grants of Options to executives, directors, key-employees and office holders of the company, other than to a Controlling Shareholder of the company (i.e., “Baal Shlita”, as such term is defined in the Ordinance), shall be made only pursuant to the provisions of Section 102 of the Ordinance, the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (“102 Rules”) and any other regulations, rulings, procedures or clarifications promulgated thereunder (“102 Options”), or any other section of the Income Tax Ordinance that will be relevant for such issuance in the future; and

(ii)            all grants of Options to consultants, contractors or Controlling Shareholders of the company shall be made only pursuant to the provisions of Section 3(9) of the Ordinance and the rules and regulations promulgated thereunder (“3(9) Options”), or any other section of the Ordinance that will be relevant for such issuance in the future.

(iii)           Notwithstanding the aforesaid in Sections 5.1(a)(i) and 5.1 (a)(ii), the Committee, at it discretion, may grant Options to any executive, key-employee, former employee, director, office-holder, consultant or contractor of the company pursuant to the provisions of any tax ruling provided to the company with respect to such Options by the Israeli Commissioner of Income Tax.

(b)            Subject to Sections 7.1 and 7.2 hereof and to any applicable law, the effective date of the grant of an Option (the “Date of Grant”) shall be the date the Committee resolves to grant such Option, unless specified otherwise by the Committee in its determination relating to the award of such Option. The Committee shall promptly give the Grantee written notice (the “Notice of Grant”) of the grant of an Option.

(c)             Trust. In the event Options are granted under the Plan to a trustee designated by the Committee in accordance with the provisions of Section 3.4 hereof and, with respect to 102 Options, approved by the Israeli Commissioner of Income Tax (the “Trustee”), the Trustee shall hold each such Option and the Shares issued upon exercise thereof in trust (the “Trust”) for the benefit of the Grantee in respect of whom such Option was granted (the “Beneficial Grantee”).

In accordance with Section 102, the tax benefits afforded to 102 Options (and any Shares received upon exercise thereof) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon the Trustee holding such 102 Options for a period of at least (i) one year from the end of the tax year in which the 102 Options are granted, if the company elects the Ordinary Income Route, or (ii) two years from the end of the tax year in which the 102 Options are granted, if the company elects the Capital Gains Route, or (iii) such other period as shall be approved by the Israeli Commissioner of Income Tax (collectively the “Trust Period”).

With respect to 102 Options granted to the Trustee, the following shall apply:

(i)             A Grantee granted 102 Options shall not be entitled to sell the Shares received upon exercise thereof (the “Exercised Shares”) or to transfer such Exercised Shares (or such 102 Options) from the Trust prior to the lapse of the Trust Period;

(ii)            Any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”(, shall be issued to the Trustee and held thereby until the lapse of the Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

(iii)           Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares (or 102 Options) or Rights from Trust, prior to the lapse of the Trust Period, provided however, that in the event that the Options were granted under the Capital Gains Route - tax is paid or withheld in accordance with Section 102(b)(4) of the Ordinance and Section 7(b)(1) of the 102 Rules, and in the event that the Options were granted under the Ordinary Income Route - tax is paid or withheld in accordance with Section 7(b)(2) of the 102 Rules.

(iv)           All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

(v)            All voting rights with respect to Shares held in trust shall be given to the Trustee, who will not be obligated to exercise them in any way or under any circumstances.

(d)           Subject to the terms hereof, at any time after the options have vested, with respect to any Options or Shares the following shall apply:

(i)             upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted, and/or the Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the company such instrument(s) as the company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release any such Options and/or Shares to such Beneficial Grantee unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

(ii)            notwithstanding the aforesaid in section (i) above, the Committee, from time to time, may adopt procedures for the sale of the Shares issued upon the exercise of the Options, and for such purpose it may appoint such accountants, counsel and other experts as it deems necessary or desirable.

5.2             Guarantee. In the event a 102(c) Option is granted to a Grantee who is an employee at the time of such grant, if the Grantee’s employment is terminated, for any reason, such Grantee shall provide the company with a guarantee or collateral securing the payment of all taxes required to be paid upon the sale of the Exercised Shares received upon exercise of such 102(c) Option.

5.3             Dividend. All Shares issued upon the exercise of Options granted under the Plan shall entitle the Grantee thereof to receive dividends with respect thereto. For so long as Shares issued to the Trustee on behalf of a Beneficial Grantee are held in the Trust, the dividends paid or distributed with respect thereto shall be remitted to the Trustee for the benefit of such Beneficial Grantee or distributed directly to such Beneficial Grantee, as shall be solely determined by the Committee.

5.4             Shareholder Rights. The holder of an Option shall have no shareholder rights with respect to the Shares subject to such Option until such person shall have exercised the Option, paid the exercise price and become the record holder of the purchased Shares.

6.             Reserved Shares: The maximum number of Shares which may be issued under the Plan and under any other existing or future share incentive plans of the company shall not exceed 4,077,346 Shares (subject to adjustments as provided in Section 11 hereof) and as such number may be increased or decreased by the Committee from time to time.

Notwithstanding the aforesaid, the Committee shall have full authority in its discretion to determine that the company may issue, for the purposes of this Plan, previously issued Shares that are held by the company, from time to time, as Dormant Shares (as such term is defined in the Companies Law). All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options and RSUs under the Plan.

7.             Grant of Options:

7.1             The implementation of the Plan and the granting of any Option under the Plan shall be subject to the company’s procurement of all approvals and permits required by applicable law or regulatory authorities having jurisdiction over the Plan, the Options granted under it and the Shares issued pursuant to it.

7.2             The Notice of Grant shall state, inter alia, the number of Shares subject to each Option, the vesting schedule, the dates when the Options may be exercised, the exercise price, whether the Options granted thereby are 102 Options or 3(9) Options or other Options, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan. Each Notice of Grant evidencing a 102 Option shall, in addition, be subject to the provisions of the Ordinance applicable to such options.

7.3             Vesting. Without derogating from the rights and powers of the Committee under Section 7.2 hereof, unless otherwise specified by the Committee, the Options shall be for a term of six (6) years. Unless determined otherwise by the Committee, with respect to each grant of Options, the schedule pursuant to which such Options shall vest, and the Grantee thereof shall be entitled to pay for, and acquire, the Shares, shall be such that one-third (1/3) of the Options shall vest on each of the first, second and third anniversary of the Date of Grant, so that all Options shall be fully vested and exercisable on the first business day following the lapse of 36 months from the Date of Grant (the “Vesting Period” and each 12-month period of the Vesting Period – a “Vesting Year”), provided, however that the vesting of Options shall be contingent upon the achievement of certain performance criteria that shall be determined by the Committee, which unless determined otherwise by the Committee shall be as follows:

(a)            with respect to 50% of the Options granted to a Grantee (the “TSR Options”) the performance criteria will reflect a desirable rate of total shareholder return on a Share (i.e. the increase in market price of a Share) (the “TSR”), as follows -

(i)            If the rate of TSR for any Vesting Year is lower than the minimum rate of TSR, as determined by the Committee upon grant of the TSR Options (the “Minimum TSR Rate”) - none of the TSR Options scheduled to vest at the end of such Vesting Year will vest or become exercisable, subject to Section 7.3(a)(v) below;

(ii)           If the rate of TSR for any Vesting Year is equal to the Minimum TSR Rate - 50% of the TSR Options scheduled to vest at the end of such Vesting Year will fully vest and become exercisable;

(iii)           If the rate of TSR for any Vesting Year is equal to or greater than the maximum rate of TSR, as determined by the Committee upon grant of the TSR Options (the “Maximum TSR Rate”) - 100% of the TSR Options scheduled to vest in such Vesting Year will vest and become exercisable;

(iv)           If the rate of TSR for any Vesting Year is greater than the Minimum TSR Rate but lower than the Maximum TSR Rate - the percentage of TSR Options scheduled to vest in such Vesting Year that will vest and become exercisable shall be calculated in accordance with the following formula:

(v)           Notwithstanding the aforesaid in this Section 7.3(a), if the rate of TSR for the entire Vesting Period is equal to or greater than the total desirable rate of TSR, as determined by the Committee upon grant of the TSR Options (the “Total TSR Rate”) - 100% of the TSR Options will vest and become exercisable upon the lapse of the Vesting Period;

(vi)           The rate of TSR for any Vesting Year shall be equal to the quotient of (x) the average closing price of one Share for the 30-day period ending on December 31 of the calendar year in which the Vesting Year commences; and (y) the average closing price of one Share for the 30-day period ending December 31 of the calendar year immediately preceding the calendar year in which the Vesting Year commences; all as reported or quoted on the SWX Swiss Exchange or on any other stock market on which Shares are traded, as shall be determined by the Committee.

         The rate of TSR for the entire Vesting Period shall be equal to the quotient of (x) the average closing price of one Share for the 30-day period ending on December 31 of the calendar year in which the third Vesting Year commences; and (y) the average closing price of one Share for the 30-day period ending December 31 of the calendar year immediately preceding the calendar year in which the first Vesting Year commences; all as reported or quoted on the SWX Swiss Exchange or on any other stock market on which Shares are traded, as shall be determined by the Committee

(b)            with respect to 50% of the Options granted to a Grantee (the “EPS Options”) the performance criteria will reflect a desirable increase in the company’s earnings per Share (the “EPS”), as follows -

(i)            If the increase in EPS for any Vesting Year is lower than the minimum increase in EPS, as determined by the Committee upon grant of the EPS Options (the “Minimum EPS Increase”) - none of the EPS Options scheduled to vest at the end of such Vesting Year will vest or become exercisable, subject to Section 7.3(b)(v) below;

(ii)           If the increase in EPS for any Vesting Year is equal to the Minimum EPS Increase - 50% of the EPS Options scheduled to vest at the end of such Vesting Year will fully vest and become exercisable, provided, however, that the EPS (on a fully diluted basis) appearing in the company’s audited financial statements for the period ending December 31 of the calendar year in which the Vesting Year commences (the “Actual EPS”) shall be a positive amount (i.e. shall not reflect a loss or no earnings);

(iii)           If the increase in EPS for any Vesting Year is equal to or greater than the maximum increase in EPS, as determined by the Committee upon grant of the TSR Options (the “Maximum EPS Increase”) - 100% of the EPS Options scheduled to vest in such Vesting Year will vest and become exercisable, provided, however, that the Actual EPS for such Vesting Year shall be a positive amount;

(iv)           If the increase in EPS for any Vesting Year is greater than the Minimum EPS Increase but lower than the Maximum EPS Increase - the percentage of EPS Options scheduled to vest in such Vesting Year that will vest and become exercisable shall be calculated in accordance with the following formula:

provided, however, that the Actual EPS for such Vesting Year shall be a positive amount;

(v)           Notwithstanding the aforesaid in this Section 7.3(b), in the event that the Options scheduled to vest at the end of the first Vesting Year did not fully vest and become exercisable solely due to the fact that the Actual EPS for such Vesting Year was not a positive amount (i.e. all other conditions for vesting were met), then if the aggregate Actual EPS for the first and second Vesting Years together is a positive amount, such Options shall fully vest and become exercisable at the end of the second Vesting Year;

(vi)           Notwithstanding the aforesaid in this Section 7.3(b), if the increase in EPS for the entire Vesting Period is equal to or greater than the total desirable increase in EPS, as determined by the Committee upon grant of the EPS Options (the “Total EPS Increase”) - 100% of the EPS Options will vest and become exercisable upon the lapse of the Vesting Period;

(vii)          The increase in EPS for any Vesting Year o shall be equal to the difference between (x) the EPS, on a fully diluted basis, appearing in the company’s audited financial statements for the period ending December 31 of the calendar year in which the Vesting Year commences; and (y) the EPS, on a fully diluted basis, appearing in the company’s audited financial statements for the period ending December 31 of the calendar year immediately preceding the calendar year in which the Vesting Year commences.

         The increase in EPS for the entire Vesting Period shall be equal to the difference between (x) the EPS, on a fully diluted basis, appearing in the company’s audited financial statements for the period ending December 31 of the calendar year in which the third Vesting Year commences; and (y) the EPS, on a fully diluted basis, appearing in the company’s audited financial statements for the period ending December 31 of the calendar year immediately preceding the calendar year in which the first Vesting Year commences.

7.4             Acceleration of Vesting. The Committee shall have full authority in its discretions to determine, either at the time an Option is granted or thereafter, any provisions regarding the acceleration of the Vesting Period of any Option or the cancellation of all or any portion of any outstanding restrictions, including any performance conditions, with respect to any Option or Share upon certain events or occurrences.

7.5             Repricing. Subject to applicable law and regulations, the Committee shall have full authority to, at any time and from time to time, (i) grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option (and related Notice of Grant) so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan, or (ii) effectuate a decrease in the Exercise Price (see Section 8 below) of outstanding Options.

8.             Exercise Price: Unless determined otherwise by the Committee, the exercise price per Share subject to each Option (“Exercise Price”) shall be the closing price for a Share on the last trading day prior to the date of the Committee’s resolution to grant such Option, as reported or quoted on the SWX Swiss Exchange or on any other stock market on which Shares are traded, as shall be determined by the Committee and subject to applicable law.

9.             Exercise of Options:

9.1             Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

9.2             The exercise of an Option shall be made by a written notice of exercise (the “Notice of Exercise”) delivered by the Grantee (or, with respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time.

9.3             Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares subject thereto not paid for within six (6) years after the Date of Grant (or any shorter period set forth in the Notice of Grant) (the “Expiration Date”), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire, and the Shares subject to such Options shall again be available for grant through Options under the Plan (provided its term is extended), as provided for in Section 6 herein, or any other incentive arrangement of the company.

9.4             Each payment for Shares shall be in respect of a whole number of Shares, and shall be effectuated in cash or by a bank’s check payable to the order of the company, or such other method of payment acceptable to the company.

9.5             Notwithstanding the provisions of Section 9.4 above, the company will be entitled in its sole discretion, generally or on a case-by-case basis, to allow payment of the Exercise Price out of the proceeds from the sale of the Exercised Shares, provided that the company has ascertained the Grantee’s ability to pay the exercise price at that time. Grantees are not entitled to demand that the company, and the company shall not be required to, act as described in this Section 9.5.

9.6             Notwithstanding the provisions of Section 9.4 above, the Committee shall have the full authority in its discretion to determine at any time, generally or on a case-by-case basis, that the exercise of Options shall be effectuated by the following method (the “Net Exercise”):

(a)             the company shall issue to the Grantee (or to the Trustee, as applicable) a number of Shares having an aggregate Market Value (as defined below) equal to the Benefit Amount (as defined below) (the “Net Exercise Shares”);

(b)             The Grantee shall not be required to pay to the company any sum with respect to the exercise of such Options, other than a sum equal to the aggregate nominal value of the Net Exercise Shares (which shall be paid in a manner provided in Section 9.4 above) (the “Nominal Value Sum”). However, the company shall have the full authority in its discretion to determine at any time that the Nominal Value Sum shall not be paid and that the company shall capitalize applicable profits so that it meets any requirement of applicable law regarding issuance of Shares for consideration that is lower than the nominal value of such Shares;

(c)            No fractional Share will be issued to the Grantee and the number of Shares granted to the Grantee under the Options Exchange Plan shall be rounded off (upward or downward) to the nearest whole number.

(d)           The “Benefit Amount” shall mean the difference between:

(A)             the product of (i) the Market Value and (ii) the number of Shares subject to the Options for which a Notice of Exercise has been delivered to the company; and

(B)             the product of (i) Exercise Price and (ii) the number of Shares subject to the Options for which a Notice of Exercise has been delivered to the company.

(e)            “Market Value” shall mean the closing price for a Share on the last trading day prior to the date of exercise, as reported or quoted on the SWX Swiss Exchange or on any other stock market on which Shares are traded, as shall be determined by the Committee.

10.           Termination of Employment:

10.1           Employees. In the event that a Grantee who was an employee of the company on the Date of Grant of any Options to him or her ceases, for any reason, to be employed by the company (the “Cessation of Employment”), unless otherwise determined by the Committee, all Options theretofore granted to such Grantee when such Grantee was an employee of the company shall terminate as follows:

(a)            The date of the Grantee’s Cessation of Employment shall be regardless of the actual date of termination of employment, the earlier of: (i) the date of delivery of a notice of resignation by the Grantee to the company, or (ii) the date of delivery of a notice of termination of employment by the company to the Grantee (the “Date of Cessation”).

(b)            All such Options, which are not vested at the Date of Cessation shall terminate immediately.

(c)             If the Grantee’s Cessation of Employment is by reason of such Grantee's death or “Disability” (as hereinafter defined), such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee or the Grantee's guardian, legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, at any time until twelve (12) months after the Date of Cessation, and shall thereafter terminate.

For purposes hereof, "Disability" shall mean the inability due to illness or injury to engage in any substantial gainful occupation for which the Grantee is suited by education, training or experience, by reason of any medically determinable physical or mental impairment which is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

(d)           If the Grantee’s Cessation of Employment is due to any reason other than those stated in Sections 10.1(c), 10.1(e) and 10.1(f) herein, such Options (to the extent vested at the Date of Cessation) shall be exercisable at any time until six (6) months after the Date of Cessation, and shall thereafter terminate; provided, however, that if the Grantee dies within such period, such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time until twelve (12) months after the Date of Cessation, and shall thereafter terminate.

(e)            Notwithstanding the aforesaid, if the Grantee’s Cessation of Employment is due to any of the following (”Cause”): (i) breach of the Grantee’s duty of loyalty towards the company, or (ii) breach of the Grantee’s duty of care towards the company, or (iii) the commission any flagrant criminal offense by the Grantee, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the company by the Grantee, or (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the company, or (vi) any other intentional misconduct by the Grantee (by act or omission) adversely affecting the business or affairs of the company in a material manner, or (vii) any act or omission by the Grantee which would allow for the termination of the Grantee’s employment without severance pay, according to the Severance Pay Law, 1963 - all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

(f)             If a Grantee retires, he shall, subject to the approval of the Committee, continue to enjoy such rights, if any, under the Plan and on such terms and conditions, with such limitations and subject to such requirements as the Committee in its discretion may determine.

(g)            Whether the Cessation of Employment or Decrease in Position of a particular Grantee is by reason of “Disability” for the purposes of paragraph 10.1(c) hereof or by virtue of “retirement” for purposes of paragraph 10.1(f) hereof, or is a termination of employment other than by reason of such Disability or retirement, or is for reasons as set forth in paragraph 10.1(e) hereof, shall be finally and conclusively determined by the Committee in its absolute discretion.

(h)            It is clarified that Options that are not yet vested at the Date of Cessation shall not be considered vested at such date, even if they may vest at a later date as a result of the provisions of Sections 7.3(a)(v), 7.3(b)(v) or 7.3(b)(vi) of this Plan.

(i)             Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the Expiration Date of such Option.

10.2         Directors. In the event that a Grantee, who is a director of the company, ceases, for any reason, to serve as such, the provisions of Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.1(g), 10.1(h) and 10.1(i) above shall apply, mutatis mutandis. For the purposes of this Section 10.2, “Date of Cessation” shall mean, with respect to directors, the date on which a director ceases to serve as such, for any reason.

10.3         Notwithstanding the foregoing provisions of this Section 10, the Committee shall have the discretion, exercisable either at the time an Option is granted or thereafter, to:

(a)             extend the period of time for which the Option is to remain exercisable following the Date of Cessation to such greater period of time as the Committee shall deem appropriate, but in no event beyond the specified expiration of the term of the Option;

(b)             permit the Option to be exercised, during the applicable exercise period following the Date of Cessation, not only with respect to the number of Shares for which such Option is exercisable at the Date of Cessation but also with respect to one or more additional installments in which the Grantee would have vested under the Option had the Grantee continued in the employ or service of the company.

10A.        Restricted Share Units:

10A.1      Subject to the sole and absolute discretion and determination of the Committee, the Committee may decide to grant under the Plan, Restricted Share Unit(s) (“RSU(s)”). A RSU is a right to receive a Share of the company, under certain terms and conditions, for a consideration of no more than the underlying Share’s nominal value, if exists. Upon meeting the applicable conditions of a RSU, such RSU shall automatically vest into an Exercised Share of the company (subject to adjustments under Section 11 herein) and the Grantee shall pay to the company its nominal value, if relevant. The Committee, in its sole discretion, shall determine procedures from time to time for payment of such nominal value by the Grantee or for collection of such amount from the Grantee by the company, if relevant. However, the company shall have the full authority in its discretion to determine at any time that said nominal value, if exists, shall not be paid and that the company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable laws regarding issuance of Shares for consideration that is lower than the nominal value of such Shares.

10A.2      Unless determined otherwise by the Committee, in the event of a Cessation of Employment, all RSUs theretofore granted to such Grantee when such Grantee was an employee, director, consultant or service provider of the company that are not vested on the Date of Cessation, shall terminate immediately and have no legal effect.

10A.3      All other terms and conditions of the Plan applicable to Options, shall apply to RSUs, mutatis mutandis. It is clarified, that without deviating from the foregoing in Sub-Section 10A.2, the provisions of Section 10 herein, shall, mutatis mutandis, apply to RSUs in the event of Cessation of Employment.

11.           Adjustments, Liquidation and Corporate Transaction:

11.1         Definitions:

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)             a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the company and its subsidiaries;

(ii)            a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the company;

(iii)           a merger, consolidation or similar transaction following which the company is not the surviving corporation; or

(iv)           a merger, consolidation or similar transaction following which the company is the surviving corporation but the Ordinary Shares of the company outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

11.2           Adjustments. Subject to any required action by the shareholders of the company, the number of Shares subject to each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares subject to each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend (bonus shares) with respect to the Shares, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the company; provided, however, that conversion of any convertible securities of the company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made, with respect to, the number or price of Shares subject to an Option.

11.3         Cash Dividends. The Committee shall have the full authority in its discretion to determine applicable adjustments to the number of Shares subject to each outstanding Option and/or to the Exercise Price for each outstanding Option, in the event of a distribution of an extraordinary cash dividend by the company. Unless so determined by the Committee, no adjustment shall be made with respect to the distribution of cash dividends.

11.4         Liquidation. Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the company, all outstanding Options will terminate immediately prior to the consummation of such proposed action. In such case, the Committee may declare that any Option shall terminate as of a date fixed by the Committee and give each Grantee the right to exercise his Option, including any Option, which would not otherwise be exercisable.

11.5         Corporate Transaction.

(a)           In the event of a Corporate Transaction, immediately prior to the effective date of such Corporate Transaction, each Option may, at the sole and absolute discretion of the Committee, among others, either:

(i)             be substituted for an option to purchase securities of any successor entity (the “Successor Entity Option”) such that the Grantee may exercise the Successor Entity Option for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised immediately prior to the effective date of such Corporate Transaction; and/or

(ii)            be assumed by any successor entity such that the Grantee may exercise the Option for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised immediately prior to the effective date of such Corporate Transaction;

provided, however, that unless otherwise provided for in the Notice of Grant, the Vesting Period of the Option shall be deemed fully accelerated retroactively to the closing of the Corporate Transaction in the event of an Involuntary Termination (as defined below) of the Grantee within twelve (12) months of the closing of such Corporate Transaction.

“Involuntary Termination” shall mean the termination of Grantee’s employment or service by reason of: (a) involuntary discharge of the Grantee by the company for reasons other than Cause (as defined in Section 10.1(e) above) or (b) the voluntary resignation of the Grantee within two (2) months after a reduction in his total compensation package by more than 10% if a similar reduction is not effected generally among employees of the company.

In the event of a clause (i) or clause (ii) action, appropriate adjustments shall be made to the exercise price per Share to reflect such action.

(b)            Immediately following the consummation of the Corporate Transaction, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

(c)            Notwithstanding the foregoing, and pursuant to the provisions of this Plan, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 11.4(a)(i) and/or 11.4(a)(ii) above shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the company is not solely comprised of securities of a successor entity, or in which such consideration is solely cash or assets other than securities of a successor entity.

11.6         Sale. Subject to any provision in the Article of Association of the company, in the event that at least 80% of the issued and outstanding share capital of the company is to be sold (excluding Shares issued as a result of the exercise of Options) (the “Sale”), each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Options in the company, provided, however, that each such Share or Option shall be sold at a price equal to that of any other Share sold under the Sale (minus the applicable exercise price), while accounting for changes in such price due to the respective terms of any such Option, and subject to the absolute discretion of the Board.

With respect to Shares held in Trust the following procedure will be applied: The Trustee will transfer the Shares held in Trust and sign any document in order to effectuate the transfer of Shares, including share transfer deeds, provided however, that the Trustee receives a notice from the Board, specifying that: (i) all or substantially all of the issued outstanding share capital of the company is to be sold, and therefore the Trustee is obligated to transfer the Shares held in Trust; (ii) the company is obligated to withhold at the source all taxes required to be paid upon release of the Shares from the Trust and to provide the Trustee with evidence, satisfactory to the Trustee, that such taxes indeed have been paid; (iii) the company is obligated to transfer the consideration for the Shares directly to the Grantees.

11.7         The grant of Options under the Plan shall in no way affect the right of the company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.           Limitations on Transfer:

12.1             No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

12.2             Underwriter’s Lock-up. If requested by any managing underwriter, each Grantee so requested shall enter into a lock-up agreement pursuant to which they will not, for a certain period following the effective date of a registration statement for any secondary public offering of Shares and for such reasonable period of time prior to the effective date of such registration statement, as such underwriter may specify, offer, sell or otherwise dispose of any Shares, except any Shares sold pursuant to such registration statement, without the prior consent of such underwriter.

13.           Term and Amendment of the Plan:

13.1             The Plan was adopted by the Board on April 18, 2005 and was extended from time to time. The Plan shall be in force until terminated by the Board. All Options and RSUs outstanding at the time of termination of the Plan shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Options.

13.2             Subject to applicable laws, the Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect any rights and obligations with respect to Options at the time outstanding under the Plan, unless the Grantee consents to such amendment or modification.

13.3             Without derogating from the foregoing, the Board in its discretion may, at any time and from time to time, without the approval of the Shareholders of the company, increase the amount of authorized but unissued Shares reserved for purposes of the Plan.

14.             Withholding and Tax Consequences: the company’s obligation to deliver Shares upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all applicable income tax and other compulsory payments withholding requirements. All tax consequences and obligations regarding any other compulsory payments arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares subject thereto or from any other event or act (of the company, of the Trustee or of the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the company and/or the Trustee, as applicable, and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

15.           Miscellaneous:

15.1             Continuance of Employment. Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the company to continue the employment or service of any Grantee. Nothing in the Plan or in any Option granted thereunder shall confer upon any Grantee any right to continue in the employ or service of the company for any period of specific duration, or interfere with or otherwise restrict in any way the right of the company to terminate such employment or service at any time, for any reason, with or without cause.

15.2             Governing Law. The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

15.3             Use of Funds. Any proceeds received by the company from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be used for general corporate purposes of the company.

15.4             Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

15.5             Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

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